Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is by and between Ellen Scipta (“Employee”) and Fresh Vine Wine, Inc., a Nevada Corporation (the “Company”), both of whom enter into this Agreement intending to be legally bound.

1.                  Background Facts. Employee and the Company agree with the following facts. Employee hereby resigns her employment effective June 24, 2022 (the “Separation Date”), and hereby resigns in her capacity as an officer of the Company, including as the Chief Financial Officer, as of the Separation Date. Even if Employee does not enter into this Agreement, Employee will receive payment of her final pay through the Separation Date. The Company will provide Employee with the “Separation Benefits” in Section 2 below if, and only if, she signs and does not revoke the Agreement within the applicable time periods set forth in Section 4.

2.                  Separation Benefits. In exchange for Employee’s waiver and release of claims set forth in Section 3 and other promises set forth in this Agreement, and provided that Employee (a) signs, dates, and returns this Agreement within the time period described in Section 4, and (a) does not revoke or rescind this Agreement within the time periods described in Section 4, the Company agrees to provide Employee with the following “Separation Benefits”: (a) a gross, lump sum payment in the amount of $127,500, less all relevant taxes and other withholdings; (b) a prorated portion of Employee’s target annual incentive bonus for the fiscal year 2022, based upon the number of days during such fiscal year that Employee was employed under this Agreement, in the amount of $39,328.77, less all relevant taxes and other withholdings, and (c) reimbursement of up to $15,000 of fees incurred by Employee for a reputable third-party outplacement organization selected by Employee that is reasonably acceptable to the Company, during the six-month period immediately following Employee’s Separation Date or until Employee secures subsequent employment, if sooner (the “Outplacement Service Benefits”). Employee has selected Navigate Forward as a third-party outplacement organization, which the Company acknowledges is acceptable. Those Separation Benefits payable under this Section 2(a) and 2(b) shall be paid on the first regular payroll date following the Effective Date (defined below). In addition, in the event that the Company experiences a Change in Control, as defined in Employee’s March 24, 2022 Employment Agreement (“Employment Agreement”), within ninety (90) days of Employee’s last date of employment, Employee will receive those additional payments and benefits identified in Section 5(c) of the Employment Agreement. Without conceding that such severance obligations are owed, the Separation Benefits are provided in fulfillment of any severance obligations that the Company might have under the Employment Agreement.

3.                  Waiver and Release of Claims. In exchange for the Separation Benefits set forth in Section 2, Employee agrees to unconditionally waive and release any and all claims, complaints, causes of action, or demands of whatever kind which Employee has or may have against the Released Parties (as defined below) to the maximum extent permitted by applicable law up to the moment Employee signed this Agreement, including any claims, complaints, causes of action, or demands relating in any way to Employee’s employment with the Company and Employee’s separation from employment with the Company including, but not limited to, the following:

a.	All claims for any alleged unlawful discrimination, harassment, failure to accommodate, retaliation, interference, reprisal arising, or other alleged unlawful practices under any federal, state, or local law, statute, ordinance, or regulation, including, without limitation, rights or claims of discrimination, harassment, failure to accommodate, and retaliation under the federal Age Discrimination in Employment Act (ADEA), federal Older Workers Benefit Protection Act (OWBPA), the Family and Medical Leave Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the Minnesota Human Rights Act (“MHRA”), the Minnesota Whistleblower Act, Minnesota Whistleblower protection laws, the Minnesota Equal Pay for Equal Work law, all claims allowed under Minnesota Statute Chapters 177 and 181; the Minneapolis Civil Rights Ordinance (MCRO), Minneapolis Sick and Safe Time Ordinance, St. Paul Human Rights Ordinance (SPHRO)all including applicable amendments;

b.	All claims arising out of Employee’s employment and Employee’s separation from employment including, but not limited to, claims based on alleged wrongful discharge, breach of contract, breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, defamation, infliction of emotional distress, fraud, misrepresentation, negligence, constructive discharge, assault, battery, false imprisonment, invasion of privacy, interference with contractual or business relationships, Employee’s activities, if any, as a “whistleblower,” and any violation of any other principle of common law;

c.	All claims for any other alleged unlawful employment practices related to Employee’s employment or Employee’s separation from employment arising under any federal, state, or local law, statute, ordinance, or regulation including, without limitation, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Fair Credit Reporting Act or the National Labor Relations Act;

d.	All claims for any other form of pay, compensation, or employee benefits of any kind that is not provided in this Agreement including, without limitation, commissions, deferred compensation, stock-based incentive compensation, stock options, phantom stock, equity of any kind, vacation or Paid Time Off (“PTO”) pay, expense reimbursement, and any other claims under any applicable federal, state, and local law, statute, ordinance, or regulation to the fullest extent permitted by law;

e.	All claims relating to discretionary, incentive or any other bonuses, total guaranteed compensation amounts, payments relating to, or based on, net income of any Released Party (as defined below), participation in profits or other economic gain of any Released Party, equity ownership of, or future vesting/issuance of equity in any Released Party;

f.	All claims for any other form of pay, compensation, equity, severance, or employee benefits under her Employment Agreement that is not provided in this Agreement;

g.	All claims Employee has now, whether or not Employee currently knows about or suspects the claims; and

h.	All claims for attorneys’ fees, costs, or interest.

Employee understands and agrees that the above list does not contain all claims that Employee is releasing. By signing this Agreement, Employee is fully and finally waiving and releasing, to the fullest extent permitted by law, all claims against the Released Parties. Employee agrees that the Company’s provision of the Separation Benefits is full and fair payment for the waiver and release of Employee’s claims and has a value greater than anything Employee is entitled to if Employee does not sign this Agreement. Notwithstanding anything set forth in this Agreement, specifically excluded from the waiver and release of claims set forth above are claims or disputes that: (i) relate to Employee’s own vested or accrued employee benefits under Company’s qualified retirement benefit plans as of the Separation Date (if any); (ii) by law cannot be released in a private agreement; (iii) arise after the date Employee signed this Agreement; (iv) relate to the obligations of the Company under this Agreement; or (v) relate to the obligations of the Company to provide defense and/or indemnification for claims brought against Employee arising from or related to Employee’s employment with the Company (or the holding of any office, position, appointment, or official capacity with the Company or its affiliates) as may be required by law.

For purposes of this Agreement, the term “Released Parties” means the Company and all of the Company’s past and present parents, subsidiaries, and affiliated companies, and all and each of the past and present employees, officers, officials, managers, governors, members, directors, agents, insurers, representatives, counsel, shareholders, owners, attorneys, partners, predecessors, successors, and assigns of any and all of the foregoing entities and persons. In addition, for purposes of Section 3, the term “Employee” means Ellen Scipta and any person who has or obtains any legal rights or claims against the Company or the Released Parties through Employee.

4.                  Employee’s Legal Rights.

a.	Advice to Consult With an Attorney. This Agreement is a legal document. Employee has been advised in writing to consult with an attorney prior to executing the Agreement.

b.	Period to Consider this Agreement. Employee was given this Agreement on June 22, 2022, and Employee has twenty-one (21) days following that date to consider the offer as expressed, including Employee’s waiver and release of rights and claims of age discrimination under the ADEA, and to decide whether to sign this Agreement. Employee agrees that any changes to this Agreement, whether they are material or immaterial, do not restart the running of the 21-day consideration period.

c.	Revocation/Rescission Periods. Employee understands that Employee has the right to revoke her waiver of claims under the ADEA within seven (7) days after the date on which Employee signs this Agreement. Employee understands that Employee has the right to rescind Employee’s waiver of claims under the MHRA within fifteen (15) calendar days after the date on which Employee signs this Agreement. This Agreement shall not become effective or enforceable until both periods have expired without Employee’s revocation or rescission of this Agreement.

d.	Revocation/Rescission Procedure. To revoke or rescind, Employee must put revocation in writing, and deliver it to the Company by hand to Damian Novak or by mail within the revocation or rescission period. If Employee delivers revocation/rescission by mail, it must be: (i) postmarked within the 7-day period to revoke her waiver of claims under the ADEA and within 15-days to rescind her waiver of claims under the MHRA and SPHRO (if applicable); (ii) properly addressed to Damian Novak, Executive Chairman, Fresh Vine Wine, Inc. 505 Highway 169 North, Suite 255 Plymouth, MN 55441 and (iii) sent by certified mail, return receipt requested.

e.	Effect of Revocation/Rescission. If Employee revokes or rescinds this Agreement as described in this Section 4, Employee understands that (i) this Agreement is null and void, (ii) the Company shall have no obligation under this Agreement, (iii) Employee will not receive the Separation Benefits set forth in Section 2, and (iv) Employee’s employment will still end on the Separation Date.

5.                  Filings. Employee understands that, without being penalized or having an obligation to notify the Company, this Agreement does not prohibit Employee from filing an administrative charge of discrimination or complaint with the Securities and Exchange Commission, Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, the Minnesota Human Rights Department, Minneapolis Civil Rights Department, St. Paul Human Rights Commission, or any other federal, state, or local governmental agency or commission or law enforcement agency (“Government Agencies”). Employee understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company. If Employee had filed or files a charge or complaint, Employee agrees that the Company’s payment of the Separation Benefits completely satisfies any and all claims for monetary relief in connection with such charge or complaint. Employee is not entitled to any other monetary relief of any kind with respect to the claims that Employee has released in this Agreement unless Employee’s waiver and release of claims is deemed unlawful or otherwise invalid.

6.                  Effective Date. This Agreement shall not become effective until the sixteenth (16th) day after the Employee signs, without revoking or rescinding, this Agreement (“Effective Date”). No payments due to the Employee under this Agreement shall be made or begin before the Effective Date

7.                  Transition and Cooperation. Employee promises to reasonably transition her work responsibilities. Employee represents that she has delivered all passwords for any Company devices and/or accounts in use at the time of the Separation Date. Employee will cooperate with the Company and use her best efforts to be available, on a reasonable basis, to answer questions that may arise to achieve a smooth transition after the Separation Date. Employee also agrees to be available to and cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter, occurring during her employment, in which she was involved or of which she has knowledge. Employee understands and agrees that such cooperation includes, but is not limited to, making herself available to the Company and/or its counsel upon reasonable notice for: interviews and factual investigations; preparing for and appearing to give testimony in a deposition or at trial without requiring service of a subpoena or other legal process; volunteering to the Company or its counsel pertinent information; and turning over all relevant documents which are or may come into her possession.

8.                  Mutual Non-disparagement. Employee will not disparage the Company, its products, services, systems, and other matters pertaining to its business, and its directors, officers and employees including, without limitation, all and each of the members of its management team. This non-disparagement obligation includes refraining from, directly or indirectly, making statements, comments or postings on the internet regarding the Company resulting in, or potentially resulting in, harm to the Company (as determined in the Company’s sole judgment). The Company agrees to instruct its officers and directors in the applicable roles on the Separation Date not to make any defamatory, maliciously false, or disparaging remarks, comments, or statements about Employee. This non-disparagement provision does not apply to legally protected communications and does not restrict or prohibit Employee or Company from making statements to or in any other manner communicating with any Government Agencies, or making truthful statements in the course of litigation or in response to a subpoena, court order or as otherwise required by law.

9.                  Consideration. Employee agrees that (a) the Separation Benefit in Section 2 are above and beyond that to which Employee would be entitled if Employee did not sign this Agreement, (b) the Separation Benefits in Section 2 constitute independent and sufficient consideration for all aspects of this Agreement, and (c) Employee is not eligible for any other payments or benefits except for those expressly described in this Agreement, provided that Employee signs and returns this Agreement within the specified time period and does not revoke or rescind this Agreement.

10.              Remuneration. Employee acknowledges and agrees that the Company has paid Employee all monies, wages, salary, accrued and unused vacation or PTO, expenses and bonuses due to Employee through the Separation Date. Employee is not entitled to any additional remuneration from the Company other than the consideration outlined within this Agreement. In addition, Employee acknowledges that Employee is not aware of any time worked during Employee’s employment for which Employee has not already been fully compensated.

11.              Acknowledgements. Employee acknowledges and agrees that she: (a) has not suffered any work-related injury for which Employee has not already filed a claim; (b) has not been the victim of or suffered discrimination, harassment, retaliation, or adverse employment action as the result of any other unlawful or unethical conduct while employed by the Company; and (c) has not engaged in any unlawful conduct relating to the business of the Company.

12.              Confidentiality of this Agreement. Except to the extent (and only to the extent) publicly disclosed by the Company pursuant to the requirements of applicable securities laws and the rules of the stock exchange on which the Company’s common stock is listed, the terms and conditions of this Agreement are strictly confidential. Employee agrees that Employee will not disclose, discuss, or reveal the existence or the terms of this Agreement except as follows: (a) as required by court order or as required by law; (b) to Employee’s immediate family; or (c) to Employee’s attorneys, financial planners, and accountants. Employee must ensure that any person or entity described in subsections (b) and (c) to whom such disclosures are made will, as a condition of such disclosure, agree to keep the terms of this Agreement strictly confidential, and Employee will be responsible to the Company for any breach of such confidentiality by any of them.

This Section does not in any way restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to Damian Novak, Executive Chairman, Fresh Vine Wine, Inc. 505 Highway 169 North, Suite 255 Plymouth, MN 55441.

13.              Return of Property. Within fifteen (15) calendar days following the Separation Date, the Employee must return all Company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Company property in the Employee's possession. Employee further acknowledges and agrees that Employee no longer has access to and does not claim ownership of any of Company's cloud storage or social media accounts.

14.              Remedies. In the event of a breach or threatened breach by the Employee of any provision of this Agreement, Employee hereby consents and agrees that money damages would not afford an adequate remedy and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

In the event the Employee fails to comply with any of the terms of this Agreement or continuing obligations contained in it or the previously signed Employment Agreement, the Company may, in addition to any other available remedies, reclaim any amounts paid to the Employee under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

15.              Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by the Company of any liability or unlawful conduct whatsoever. The Company specifically denies any liability or unlawful conduct on the Company’s part.

16.              Acknowledgment Concerning Taxation. Employee agrees and acknowledges that neither the Company nor its attorneys have made any express or implicit representations with respect to the tax implications of any separation benefit provided herein. Employee understands and agrees that she is solely responsible for any taxes, interest and/or penalties that result from any payment made under this Agreement and Employee shall indemnify, defend and hold the Company harmless for any taxes, interest and/or penalties that result from payments made under this Agreement.

17.              Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, The Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

18.              Attorneys' Fees and Costs. If either party breaches any terms of this Agreement or the continuing obligations referenced in it, to the extent authorized by law, the non-breaching party will be responsible for payment of all reasonable attorneys’ fees and costs that the non-breaching party incurred in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

19.              Successors and Assigns. This Agreement is personal to Employee and may not be assigned by Employee without the written agreement of the Company. The rights and obligations of this Agreement shall inure to the successors and assigns of the Company.

20.              Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

21.              Severability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, Employee and the Company agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, Employee and the Company agree that the term shall be severed and all other terms of this Agreement shall remain in effect. Employee and the Company agree that Employee’s waiver and release of claims should be interpreted as broadly as possible to achieve Employee’s intention of releasing all claims against the Released Parties.

22.              Continuing Obligations. Employee acknowledges and affirms Employee’s continuing obligations under the Employment Agreement, including but not limited to those obligations addressing Confidential Information (Section 6); Restricted Activities (Section 7) and Intellectual Property (Section 8), which shall remain in full force and effect.

23.              Entire Agreement. This Agreement constitutes the sole understanding of Employee and the Company with respect to the subject matters provided for herein. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matters hereof, provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters Employee's post-termination, continuing obligations under her Employment Agreement, which shall remain in full force and effect. This Agreement may not be modified, altered, or changed in any way except by written agreement signed by Employee and the Company’s duly authorized representative.

24.              No Waiver. No claim or right arising out of a breach or default under this Agreement may be discharged by a waiver of that claim or right unless the waiver is made in writing and signed by the Company’s duly authorized representative. A waiver by any party of a breach or default of the other party of any provision contained in this Agreement shall not be deemed a waiver of future compliance of such provisions, and such provisions shall remain in full force and effect.

25.              Governing Law, Venue, and Jurisdiction.

a.	Place of Agreement; Governing Law. This Agreement is entered into in the State of Minnesota between the Company and Employee. The validity, enforceability, construction, and interpretation of this Agreement will be governed by the laws of the State of Minnesota.
b.	Venue and Personal Jurisdiction. Employee irrevocably consents to the exclusive jurisdiction and venue of any state or federal court located in the State of Minnesota, County of Hennepin for the purposes of any action arising out of or related to this Agreement or any dispute between the Company and Employee, including any actions for temporary, preliminary, and permanent equitable relief. Employee irrevocably waives Employee’s right, if any, to have any disputes between Company and Employee arising out of or related to this Agreement decided in any jurisdiction or venue other than a state or federal court in the State of Minnesota. County of Hennepin.

26.              Execution and Delivery. This Agreement may be executed in counterparts, which taken together shall constitute one agreement binding on all the parties. Electronically transmitted signatures shall be valid and binding to the same extent as signatures delivered in original. In making proof of this Agreement, it will be necessary to produce only one copy signed (or reproduced from an electronically delivered signature) by the party to be charged.

27.              Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EMPLOYEE'S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE'S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

[signature page follows]

ACCEPTED AND AGREED

Dated: 6/24/2022
/s/ Ellen Scipta
Ellen Scipta

Fresh Vine Wine, Inc.

Dated: 6/27/2022	By:	/s/ Damian Novak
	Name:	Damian Novak
	Its:	Chairman